SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 10, 2003

SILICON GRAPHICS INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-10441	94-2789662

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1600 Amphitheatre Parkway
Mountain View, CA		94043-1351

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code	(650) 960-1980

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required Regulation FD Disclosure

In the next few days, beginning June 10, 2003 , members of the management of Silicon Graphics Inc. (the “Company”) plan to hold meetings with investors. The Company has not previously disclosed certain of the information that it plans to discuss. It is filing this Current Report on Form 8-K in order to disclose that previously non-public information. The filing of this Report shall not be deemed an admission that the Company believes the information disclosed to be material. Set forth below is the information the Company plans to discuss:

The Company has been involved in a long term restructuring process to reduce its operating expenses and improve its gross margins. As a part of this restructuring, in April 2003, the Company filed documents with the Securities and Exchange Commission for an exchange offer for its outstanding 5.25% Senior Convertible Notes, a $230 million obligation of the Company due in September 2004. If the exchange offer is successful and the Company is able to extend the maturity of this obligation, it will provide the Company time to return its business to profitability and positive cash flow. In the past two fiscal years, the Company’s restructuring has enabled it to reduce its operating expenses significantly, and it has taken additional steps in fiscal 2003 to further this process.

On May 22nd 2003, the Company announced a reduction in force of approximately 400 positions, or 10% of the Company's employees, largely in areas that do not affect customer contact and customer commitments. The headcount reduction is expected to reduce quarterly expenses by approximately $10 million, beginning with the quarter ending September 26, 2003. The savings are expected to be achieved through a combination of operating expense reductions and improvements in gross margin. The Company plans to record a charge of approximately $15 to $20 million in the quarter ending June 27, 2003 relating to this restructuring activity. The charge will principally consist of severance costs, and as a result does not represent a significant incremental cash expenditure.

Additional actions the Company is currently undertaking to further reduce operating expenses include a consolidation of the Company’s physical operations to make some of its office space available for sublease to a third party or parties, as well as negotiations with various US government agencies for reimbursement of non-recurring engineering expenses that would offset future product and concept development expenses. Approximately one-third of the Company’s present product revenue comes from the government and defense sector, and the Company’s defense sector revenues have increased year over year. In its current quarter, the Company continues to believe that it will deliver the remaining systems that it was awarded as part of a $26 million contract with the Department of Defense to modernize the high performance computing facilities of the Army, Navy, and Air Force.

The Company successfully began shipping its Altix line of superclusters and servers in its third fiscal quarter, and continues to receive orders for large Altix configurations within the current quarter, including a 256-processor system order from the French oil company Total-Fina-Elf and a 416-processor system order from the Dutch National Supercomputing Center, SARA. The current quarter represents the first quarter that substantial third party application software becomes available on the Altix line.

The Company is continuing to invest in enhancements to its established MIPS/IRIX line of products, such as faster processors, larger caches, and higher densification. In the first quarter of its next fiscal year, the Company expects to announce a significant enhancement in the power of the visualization systems that are built upon the MIPS/IRIX line.

Both the MIPS/IRIX line and the Altix line are designed around the same industry-leading low latency-high bandwidth NUMAlink interprocessor connection technology that is currently in its third generation of development at SGI, and moving to its fourth. This interconnection fabric allows for high scaling in the number of processor and memory interconnects while presenting to the application software a single system image, and therefore providing much greater ease-of-use. The technology forms an important performance differentiation between the Company’s products and those of its competitors.

This Form 8-K includes forward-looking statements regarding our business, objectives, financial condition and future performance. These forward-looking statements include, among others, statements related to expected levels of operating expense and revenue, our business turnaround objectives and expected product enhancements. We have based these forward-looking statements on current expectations about future events. In some cases, you can identify forward-looking statements by terminology such as “expects” and “plans”. These statements are only predictions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.. Such risks and uncertainties include, among other things: adverse changes in general economic or business conditions, adverse changes in the specific markets for our products and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2003	By:	/s/ Sandra M. Escher

Sandra M. Escher
Senior Vice President and
General Counsel